MODIFICATION OF LICENSE AGREEMENT BETWEEN BIOSCULPTURE TECHNOLOGY, INC. AND ROCIN LABORATORIES, INC. AND ROBERT L. CUCIN, M.D.

This Modification of the June 2, 2001 License Agreement is and entered into this 10th day of July, 2009 by and between Robert L. Cucin M.D., an individual residing in New York, Rocin Laboratories, Inc., a corporation organized and existing under the laws of the State of New York (both parties collectively being known as “Licensors”) and BioSculpture Technology, Inc., a corporation organized and existing under the laws of the State of Delaware (said corporation hereinafter “Licensee”)

WHEREAS, Licensors are the exclusive owner of all right, title, and interest in and to issued U.S. Patent Nos. 5,112,302, 5,348,535, 5,643,198, 5,795,323, 6,346,107, 6,394,973, 6,761,701, 6,6,652, 522, 6,8,72,199, 7,112,200 B2, 7,381,206 B2, 7,384,417, and the following pending U.S. Patent Applications 11/081,885, 11/145,027, 11/552,799, 11/981,206 B2, and European Patent Organization Application 94306845.2 and any reissues thereof (hereinafter “Licensed Patents”),

WHEREAS, Licensors are the exclusive owner of all right, title and interest in and to the allowed U.S. Trademarks Airbrush (2,915,009), Airbrush Liposculpture (2,972,590), and Airbrush & Design (2,978,135), (hereinafter “Licensed Trademarks”) in connection with medical/surgical instruments, tissue aspiration and aspirators,

WHEREAS, Licensee is desirous of obtaining a license to make, have made, use and sell Devices covered by claims of the Licensed Patents and employing Licensed Trademarks,

WHEREAS, Licensee has failed to meet Earned Royalty benchmarks or make payments under the January 1, 2001 Agreement,

WHEREAS, terms of art have been defined the June 2, 2001 License Agreement and are incorporated by reference as so defined unless otherwise modified herein,

NOW, THEREFORE, in consideration of the promises and mutual agreements, covenants, and provisions herein contained, the parties hereto agree to modify the June 2, 2001 License agreement as follows:

1.	License Grant. Subject to the terms and conditions of the June 1, 2001 License Agreement as herein modified, Licensor hereby grants Licensee an exclusive license to make, have made, use and sell Licensed Product anywhere in the Territory. This license will however be subject to the non-exclusive licensing agreement issued to Byron Medical Inc. on 9/16/99 referred to as “Prior Agreements.”

2.	'Territory. “Territory” shall mean anywhere in the world.

3.	Licensed Product. “Licensed Product” shall mean a product made, sold or used for liposuction and covered by one (1) or more valid claims of the Licensed Patents relating to the liposuction field of use.

4.	Licensors grant a non-exclusive license to Licensee to use Licensed Trademarks in connection with medical/surgical instruments, tissue aspiration and aspirators for use in liposuction. Licensors represent they will not manufacture, sell, distribute or issue another license of Licensed Trademarks for manufacture, sale, or distribution of medical/surgical instruments, tissue aspiration and/or aspirators for use in liposuction as granted Licensee so long as Licensee is otherwise in compliance with this Modified License Agreement and complies with §6.03 and §6.04 below. Licensor explicitly retains an unrestricted right to use trademarks to indicate the use of such branded instruments in one or more surgical centers and to sell or distribute products manufactured by and purchased from Licensee in those centers to other physicians at demonstrations or seminars.

BioSculpture Technology, Inc. License Agreement Modification. . . page 2/3

5.	Royalty Rate. The Royalty Rate shall be reduced to zero per cent (0%) for 2010 and two per cent (2%) for 2011 and years thereafter. Subject to §6.04, receipt of royalty payments by Licensors is waived in all or in part unless the Licensee is profitable.

6.	Term and Termination.

6.01	Licensee's prior failures to meet Earned Royalty minimums or make payments are forgiven and Licensor's right to receive such previous Earned Royalties and previous minimums is hereby waived.

6.02	The License Agreement is renewed for an additional two (2) year term as herein modified and shall be renewed for additional one (1) terms annually automatically thereafter so long as Licensee conforms to the terms as herein modified.

6.03	If Licensee complies with the other terms of the License Agreement as herein modified, Licensee need only pay the yearly maintenance fees, and continued prosecution costs to maintain a non-exclusive License. If Licensee is unable to do so but demonstrates a reasonable plan to make up for missed payments and fulfill this condition in the following year, Licensee will be granted a non-exclusive License for an additional year.

6.04	If, in addition to complying with §6.03 to retain a non-exclusive License, Licensee meets an Earned Royalty of at least $5,000 or makes a payment of same in the second year of this two year term renewal and every year thereafter the License of Licensed Patents will remain exclusive. If Licensee is unable to do same but demonstrates a reasonable plan to make up for missed payments and fulfill this condition in the following year, Licensee may be granted an exclusive License for an additional year in the sole and absolute discretion of the Licensor.

BloSculpture Technology, Inc. License Agreement Modification. . . page 3/3

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

Licensors:		Licensee

Rocin Laboratories, Inc.		BioSculpt Technology, Inc.

By:	/s/ Robert L. Cucin, M.D.	By:	/s/ Robert L., Cucin, M.D.
	Robert L. Cucin, M.D.		Robert L., Cucin, M.D.
	President		President

Date:	7/10/09	Date:	7/10/09

/s/ Robert L. Cucin, M.D.
Robert L. Cucin, M.D.
Individually

Date:	7/10/09